                                                                                             FOR IMMEDIATE RELEASE                                                           June 21, 2004

Davi Skin, Inc. Announces Completion of Acquisition by Merger

Las Vegas, NV – June 21, 2004. Davi Skin, Inc, a Nevada corporation (OTCBB: DAVN.OB) (the "Company") and an unrelated private Nevada corporation of the same name ("Davi Skin") today announced that they have completed a transaction whereby a wholly owned subsidiary of the Company has merged with and into Davi Skin. As a result of the merger, all shares of Davi Skin have been exchanged for shares of the Company on a one-for-one basis and Davi Skin has become the wholly owned operating subsidiary of the Company. The Company will continue trading on the OTC Bulletin Board under the symbol "DAVN".

Also as a result of the merger, Ms. Jan Wallace will be resigning as an officer and director of the Company following the appointment of the existing Davi Skin board as the new board of the Company and the Company’s submission of the appropriate filings to the Securities and Exchange Commission. The Company’s new board will consist of Mr. Parrish Medley, Mr. Carlo Mondavi and Mr. Josh Levine.

Davi Skin was founded by Carlo Mondavi in March of 2003 with his vision of creating an all-natural grape-based luxury skin care line. Planting techniques at select vineyards utilized exclusively by Davi Skin, produce deeper vines with a lower yield of grapes per vine. After processing, these grapes yield exceptionally high concentrations of minerals, vitamins, and nutrients in a by-product of the wine making process called the pomace. Davi Skin has an exclusive pomace agreement with "Opus One" located in Napa Valley. Additionally, the uniquely long maceration process to which Opus One grapes are subjected yields an extraordinary level of polyphenols. Polyphenols are the free radical scavengers that promote the development of collagen and elasticity in skin. Management therefore believes that the use of the Opus One Pomace, as well as pomace from other select vineyards, will allow for the creation of skin crèmes that can visibly diminish fine lines and wrinkles, while slowing the natural aging process of the skin.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and experience to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks, uncertainties and assumptions also include the possibility that the market for the sale of certain products may not develop as expected; and that development of these products may not proceed as planned. The Company assumes no obligation and does not intend to update these forward-looking statements.

For more information contact: Parrish Medley at 310-205-9906

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